Exhibit 99.1

Scientific Learning Announces Additional Steps to Reduce Cost Structure

Company Communicates Preliminary Fourth Quarter 2008 Revenue of Between $12.0 and $12.4 Million

OAKLAND, Calif.--(BUSINESS WIRE)--January 7, 2009--Scientific Learning Corporation (NASDAQ:SCIL) has announced a series of changes to better align its costs and organization structure with the current economic environment and achieve its longer-term profitability goals.

These changes include an approximately 14% reduction of the Company’s work force during the first quarter of 2009. In addition, the Company will re-organize its services and sales teams into a combined field organization and continue to invest in web-based learning tools designed to open up the broader e-learning marketplace. The costs incurred in the first quarter of 2009 related to these organizational changes will be approximately $400,000. Today’s announced changes are aligned with the Company’s three-year goal of lowering sales and marketing expenses to less than 45% of annual revenue. The Company expects these changes will begin to generate substantial operating expense savings beginning in the second quarter of 2009.

Andy Myers, Chief Executive Officer, stated, “We continue to focus on leveraging our infrastructure and controlling our operating expenses. This emphasis is particularly important at a time when difficulties in the macro-economy are leading to budget uncertainties for U.S. public schools. We anticipate that these additional steps to align our sales and services teams while reducing costs will further enhance our ability to execute our 2009 operating plan in the current environment.”

“While state and local tax revenues are expected to decrease in 2009, federal funding still appears to be strong,” Mr. Myers continued. “We expect the competition for this funding to be intense, but we also believe that our highly differentiated products with proven efficacy will position us well to compete for these dollars.”

Additionally, the Company announced that preliminary revenue for the fourth quarter of 2008 is expected to be in the range of $12.0 to $12.4 million, compared to $11.3 million in the fourth quarter last year. This expected revenue increase was due to improvements in the sales mix and the delivery of services, which more than offset a modest decrease in booked sales in the fourth quarter of 2008. The Company also anticipates reporting a higher cash balance versus September 30, 2008 and no borrowings under its revolving line of credit for the fourth quarter of 2008.

About Scientific Learning Corporation

Scientific Learning creates educational software that accelerates learning by improving the processing efficiency of the brain. Based on more than 30 years of neuroscience and cognitive research, the Fast ForWord® family of products provides struggling readers with computer-delivered exercises that build the cognitive skills required to read and learn effectively. Scientific Learning's Reading AssistantTM is the only reading solution to combine advanced speech recognition technology with scientifically-based courseware to help students strengthen fluency, vocabulary and comprehension to become proficient, life-long readers. The efficacy of the products has been established by more than 550 research studies and publications. For more information, visit www.scientificlearning.com or call toll-free 888-452-7323.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, statements relating to the Company’s expected fourth quarter and other future financial results, future growth, planned product launches, and positioning for the future. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic and financial conditions (including the recent adverse events in the general economy and in the financial and credit markets); seasonality and sales cycles in Scientific Learning's markets; competition; availability of funding to purchase the Company's products and generally available to schools; unexpected challenges in product development; the acceptance of new products and product changes; the extent to which the Company's marketing, sales and implementation strategies are successful; personnel changes; the Company's ability to continue to demonstrate the efficacy of its products, and other risks detailed in the Company's SEC reports, including but not limited to the Report on Form 10Q for the third quarter of 2008 (Part II, Item 1A, Risk Factors), filed November 7, 2008. The Company disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT:
Scientific Learning Corporation
Jessica Lindl, 510-625-6784 (Media)
Vice President of Marketing
jlindl@scilearn.com
Bob Feller, 510-625-2281 (Investor)
Chief Financial Officer
investorrelations@scilearn.com